Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS, INC. AND THE COLON CANCER ALLIANCE

ANNOUNCE COLONOSCOPY FOR DUMMIES® IS NOW AVAILABLE FOR FREE

DOWNLOAD

Free, New Resource That Helps Clarify Common Misconceptions Associated with

Colonoscopies

RALEIGH, N.C. (JANUARY 12, 2011) – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP), in partnership with the Colon Cancer Alliance (CCA), is proud to announce the availability of Colonoscopy For Dummies®. Colonoscopy For Dummies is a free, easy-to-read resource to help educate the public about what to expect when preparing for and undergoing a colonoscopy. Colonoscopy For Dummies is designed to help clarify common misconceptions about colonoscopies, and Salix is offering this new easy-to-read resource for free download at www.colonoscopyfordummies.com. Facebook users can also visit www.facebook.com/ColonoscopyForDummies to learn more about Colonoscopy For Dummies.

“This year alone, colon cancer will likely be responsible for more than 51,000 deaths,” said Andrew Spiegel, Chief Executive Officer of the Colon Cancer Alliance. “Colon cancer is treatable when detected early by having a colonoscopy, yet as shown through our survey results, compliance is still a major problem and might contribute to fewer cases being detected and thus, more deaths associated with the disease.”

Colon cancer is the second leading cause of cancer death in the United States, behind smoking-related lung cancer, and 80 to 90 million Americans are considered at risk.i ii Guidelines issued by organizations including the U.S. Agency for Healthcare Research and Quality, as well as the American Cancer Society, strongly recommend people begin receiving colon cancer screenings upon reaching age 50 and even earlier if they have a family history of the disease.iii iv However, a recent Colon Cancer Alliance survey found seven out of 10 people age 50 years or older who had been recommended to have the test, still had not had a colonoscopy, primarily due to fears.v

In the same survey, 73 percent of people said bowel prep remains the hardest part of the colonoscopy experience. Results also showed six out of 10 participants who have had a colonoscopy but did not or don’t remember receiving explanatory materials would have felt more comfortable if their healthcare provider had given them materials explaining the process prior to their exam. Colonoscopy For Dummies, featuring insight from Dr. Carol Burke, Director of the Center for Colon Polyps and Cancer, Department of Gastroenterology and Hepatology at the Cleveland Clinic in Cleveland, Ohio, provides valuable information about prepping for a colonoscopy and what to expect both during and after the procedure. The book also addresses common and uncommon questions about colon cancer screening.

“The more we can educate patients on the colonoscopy experience, the more we can help address common misconceptions, and hopefully, more patients will have the procedure as a result,” said Dr. Burke. “An easy-to-read resource like Colonoscopy For Dummies helps provide patients with key information to undergo the procedure.”

As a company dedicated to helping combat gastrointestinal disorders, Salix remains committed to providing the public with easy access to information on colon health and supporting organizations, such as the Colon Cancer Alliance, in the vital work they do to increase awareness and research for life-altering conditions.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, N.C., develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

For full prescribing information and important safety information on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information, or contact the Company at 919-862-1000.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook

(www.facebook.com/SalixPharma). Information on our web site, Twitter and Facebook is not incorporated in our SEC filings.

About the Colon Cancer Alliance

The Colon Cancer Alliance (CCA), headquartered in Washington, D.C., is a national patient advocacy organization dedicated to ending the suffering caused by colorectal cancer. In order to increase screening and survivorship rates, the CCA provides education and patient support, furthers research efforts, and conducts advocacy work across the country.

For more information, please visit their Website at www.ccalliance.org or contact the CCA at 202-628-0123.

For Dummies is a registered trademark of Wiley Publishing, Inc.

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; potential product liability claims; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

i	Foundation for Digestive Health and Nutrition. Colorectal cancer fact sheet. Available at: http://www.fdhn.org/wmspage.cfm?parm1=210. Accessed September 15, 2010.
ii	The White House. Joint Session Speech: Stability & Security For All Americans. Available at: http://www.whitehouse.gov/issues/health-care/plan. Accessed September 21, 2010.
iii	The American Cancer Society. American Cancer Society Guidelines for the Early Detection of Cancer. Available at: http://www.cancer.org/Healthy/FindCancerEarly/CancerScreeningGuidelines/american-cancer-society-guidelines-for-the-early-detection-of-cancer. Accessed December 20, 2010.
iv	U.S. Preventative Services Task Force. Screening for Colorectal Cancer. Available at: http://www.uspreventiveservicestaskforce.org/uspstf/uspscolo.htm. Accessed December 20, 2010.
v	Colon Cancer Alliance. 2010. Colonoscopy Perceptions Survey.